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Exhibit 4.27


                           SHORT TERM PROMISSORY NOTE

US$10,000.00                                                    January 24, 2006

         FOR VALUE RECEIVED, Voyager One, Inc. promises to pay to the order of Castle Hill Advisory Group at such place as the holder of this Note may from time to time designate, the principal sum of Ten Thousand and 00/100 (US$10,000.00) together with simple interest at the prime rate as published in the Wall Street Journal on the first business day of each month on the outstanding principal balance for each respective month until maturity.

         The note matures and becomes due anytime on demand. The amount of the payment shall be an amount equal to the outstanding principal and unpaid interest. Interest shall be payable monthly on the last calendar day of each month.

         All payments on account of the indebtedness evidenced by this note shall be first applied to interest on the unpaid principal balance and the remainder to principal.

         All parties to this note severally waive presentment for payment, notice of dishonor, protest and notice of protest.

         This note shall be effective January 24, 2006 regardless of when it is signed.

              "Payor"                            "Payee"

Name:         Voyager One. Inc.                  Castle Hill Advisory Group
Address:      16 East Hinsdale Avenue            433 S. Washington St.
              Hinsdale, IL   60521               Hinsdale, IL   60521
Phone:        630-325-7130                       Phone:   630-546-6672
Fax:          630-325-7140


              By:  /s/ John A. Lichter           By: /s/ Sebastien C. DuFort
                   ----------------------            --------------------------
                   Signature & Date                  Signature & Date
                   John A. Lichter                   Sebastien C. DuFort
                   CEO                               Managing Director